Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
                Computation of Earnings Per share of Common Stock
                  Years Ended December 31, 1999, 1998 and 1997


                                             1999          1998          1997
BASIC EARNINGS

Earnings applicable to
common stock                             $ 7,758,949   $ 8,343,734   $ 7,709,339

Weighted average common
shares outstanding*                      $12,590,234   $14,098,491   $13,854,304
                                         -----------   -----------   -----------

Basic earnings per share                        0.62   $      0.59   $      0.56
                                         ===========   ===========   ===========

DILUTED EARNINGS

Earnings applicable to
common stock                             $ 7,758,949     8,343,734     7,709,339

Weighted average common
shares outstanding*                       12,590,234    14,098,491    13,854,304


Assuming conversion
of options outstanding*                      559,635       650,859       976,119
                                         -----------   -----------   -----------

Weighted average common
shares outstanding, as adjusted*          13,149,869    14,749,350    14,830,423
                                         -----------   -----------   -----------

Diluted earning per share                $      0.59   $      0.57   $      0.52
                                         ===========   ===========   ===========


*Adjusted for all stock splits and stock dividends


                                      -1-